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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Eagle Rock Energy G&P, LLC and
Unitholders of Eagle Rock Energy Partners, L.P.:

        We consent to the use of our reports dated February 28, 2013, with respect to the consolidated balance sheet of Eagle Rock Energy Partners, L.P. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, members' equity, and cash flow for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Eagle Rock Energy Partners, L.P., and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to our audit of the adjustments that were applied to retrospectively adjust the 2010 consolidated financial statements disclosures for changes made in 2011 to the composition of the Partnership's reportable financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2010 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP
Houston, Texas
March 26, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm